Exhibit 8.2

Standards of Tax Withholding Rates for Various Incomes

According to Tai-Cai-Shui-Zi No. 10400737840 Decree issued by Ministry of Finance on January 6, 2016, Standards of Withholding Rates for Various Incomes of Article 4 specifies: “The net dividends or profit distributed to a profit-seeking enterprise having its head office outside the territory of the R.O.C. from investment in an enterprise within the territory of the R.O.C. shall be withheld at a rate of 20% of the amount distributed by the withholder when payment is made.” Therefore, for the profit-seeking enterprise invested by BVI within the territory of the R.O.C., when the burden of taxation refers to the income from the dividends distributed by the profit-seeking enterprise to BVI, then a tax of 20% of the income from the dividends shall be withheld.

Signature of the certifier

/s/ Jung Shium Wan

 Name of the certifier : Jung Shium Wan

Title/position : CPA

Taiwan ID:1814

Texas ID:062021

Date : September 8,2016

Address : 5th floor-2,No 916 Chung Hua Road, Tou Fen City 35159,MiaoLi County, Taiwan

Telephone : 886(3)7691500

Fax : 886(3)7691501